EXHIBIT 99.1

Ralph Lauren Reports Second Quarter Fiscal 2012 Results

—	Second Quarter Revenues Grew 24% to $1.9 billion

—	Second Quarter Operating Income Rose 14% to $351 million

—	Earnings Per Diluted Share Increased 18% to $2.46 in the Second Quarter

—	The Company Raises Its Fiscal 2012 Sales and Profit Outlook

NEW YORK -- (BUSINESS WIRE)—November 9, 2011-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $233 million, or $2.46 per diluted share, for the second quarter of Fiscal 2012, compared to net income of $205 million, or $2.09 per diluted share, for the second quarter of Fiscal 2011.

Net income for the first six months of Fiscal 2012 rose 28% to $418 million from $326 million in the comparable period last fiscal year. Net income per diluted share of $4.35 in the first six months of Fiscal 2012 was 32% greater than the $3.30 achieved in the prior year period.

“Our momentum in the first half of the year demonstrates the incredible vitality of our brand and the growing desirability of our products around the world,” said Ralph Lauren, Chairman and Chief Executive Officer.  “The progress we are making with our international development and the acceptance of our vibrant accessories merchandise confirms that we are paving important new avenues of growth. At the same time, demand for our products in more developed markets has been very strong.  Customers around the world understand that Ralph Lauren stands for the highest quality products that withstand the test of time, and this is reflected in our strong performance over the last six months.”

“The better-than-expected, double-digit sales and profit growth we achieved during the first half of the year was well-balanced across channels and geographies and comes on top of double-digit gains in the prior year period,” said Roger Farah, President and Chief Operating Officer.  “Our products are an important driver of our success, as are the proactive planning and merchandising strategies that are not only supporting market share gains, but also helping to mitigate substantial cost of goods inflation. And while we continue to face margin pressure for the remainder of the year, even as we contend with considerable market volatility and geopolitical uncertainty, we are excited about our long term growth prospects.”

Second Quarter and First Half Fiscal 2012 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2012 were $1.9 billion, 24% greater than net revenues for the comparable period last year. The increase in net revenues reflects strong, double-digit gains in both wholesale and retail segment sales and favorable foreign currency effects.

First half net revenues were $3.4 billion, 28% greater than the comparable period of Fiscal 2011. The higher net revenues primarily reflect global wholesale shipment growth, strong retail sales worldwide and favorable foreign currency effects.

—	Wholesale Sales. Wholesale sales of $996 million in the second quarter were 20% above the prior year period, reflecting double-digit growth in the United States and Europe across most main merchandise categories.  Global shipments of men’s and children’s apparel were particularly strong during the second quarter, which also benefited from the transition of certain formerly licensed home product categories to directly controlled wholesale operations.

For the first six months of Fiscal 2012, wholesale sales were $1.7 billion, 24% greater than the first half of Fiscal 2011. The year-over-year increase in wholesale sales primarily reflects higher global shipments of core apparel merchandise.  First half wholesale sales also include incremental home product revenues as a result of the recent transition of certain formerly licensed home product categories to directly controlled wholesale operations.

—
Retail Sales. Retail sales rose 31% to $861 million from $659 million in the second quarter last year, reflecting the contribution from 11 net new stores and 221 net new concession shops, growth in comparable store sales and incremental revenues from newly transitioned South Korean operations. Consolidated comparable store sales rose 13% during the second quarter, reflecting 5% growth at Ralph Lauren stores, a 14% increase at factory stores and 24% growth at Club Monaco stores. RalphLauren.com sales increased 25% in the second quarter of Fiscal 2012.

Retail sales in the first half were $1.7 billion, 34% greater than the first half last fiscal year. Comparable store sales for the first half of Fiscal 2012 rose 16%, reflecting 9% growth at Ralph Lauren stores, a 17% increase at factory stores and 20% growth at Club Monaco stores. RalphLauren.com sales rose 26% over the comparable six month period last year.

—
Licensing. Licensing revenues of $48 million in the second quarter were 3% greater than the prior year period. Higher domestic apparel product royalties more than offset lower fragrance royalties and a decline in both home and international licensing royalties related to the transition of certain formerly licensed operations to directly controlled operations.

Licensing revenues of $88 million in the first half of Fiscal 2012 were 4% above the prior year period. Higher domestic apparel product royalties more than offset a decline in both home and international licensing royalties related to the transition of certain formerly licensed operations to directly controlled operations.

Gross Profit. Gross profit of $1.1 billion for the second quarter was 21% greater than the prior year period. The gross profit rate declined 140 basis points to 56.6% from 58.0% in the second quarter last year. The lower gross profit rate reflects the negative impact of cost of goods inflation that was partially offset by select price increases and more favorable channel and geographic mix compared to the prior year.

Gross profit for the first half of Fiscal 2012 rose 27% to $2.0 billion. First half gross profit rate of 59.5% was 10 basis points below the prior year, primarily due to the negative impact of cost of goods inflation that was mostly offset by more favorable channel and geographic mix, in addition to select price increases, compared to the prior year.

Operating Expenses. Operating expenses rose 25% in the second quarter to $728 million from $581 million in the second quarter of Fiscal 2011. Operating expense margin was 38.2%, 30 basis points above the prior year period. The growth in operating expenses primarily reflects overall business expansion and incremental costs associated with the transition of certain formerly licensed operations.  The higher operating expense margin was largely due to increased retail channel mix compared to the prior year period.

Operating expenses in the first half of Fiscal 2012 were $1.4 billion, 26% greater than the prior year period. Operating expense margin was 41.0%, 70 basis points below the first half of Fiscal 2011, as leverage on strong sales growth more than offset incremental costs associated with the transition of certain formerly licensed operations and continued investment in the Company's strategic growth initiatives.

Operating Income. Operating income for the second quarter of Fiscal 2012 rose 14% to $351 million from $307 million in the second quarter last year. The operating margin was 18.4%, 170 basis points below the second quarter last year, primarily due to cost of goods inflation and channel mix.

For the first half of Fiscal 2012, operating income increased 31% to $633 million from $482 million in the first half of Fiscal 2011. Operating margin rate for the first six months of Fiscal 2012 was 18.4%, 50 basis points greater than the prior year period.  The expansion in operating margin rate reflects expense leverage on strong sales growth that was partially offset by cost of goods inflation and incremental costs associated with newly transitioned operations and business expansion.

—
Wholesale Operating Income. Wholesale operating income increased 4% in the second quarter of Fiscal 2012 to $247 million from $238 million last year. Wholesale operating margin was 24.8% in the second quarter, 400 basis points below the prior year. The decline in wholesale operating margin rate was primarily due to cost of goods inflation and incremental expenses associated with the transition of certain formerly licensed home operations.

Wholesale operating income rose 15% in the first half of Fiscal 2012 to $398 million from $346 million in the first half last year. Wholesale operating margin for the first half of Fiscal 2012 was 23.8%, 180 basis points below the first half last year, primarily a result of cost of goods inflation and incremental expenses associated with the transition of certain formerly licensed home operations. Expense leverage on higher global wholesale sales partially mitigated the decline in wholesale operating margin.

—
Retail Operating Income. Retail operating income was $146 million, 39% greater than the $105 million achieved in the second quarter of Fiscal 2011, and retail operating margin was 17.0%, 100 basis points higher than the prior year period. The growth in retail operating income and the expansion in margin rate is a result of strong comparable store sales growth and improved profitability throughout Asia.  The improved retail segment profitability was partially offset by cost of goods inflation, expenses related to newly transitioned South Korean operations and costs associated with international e-commerce development efforts.

Retail operating income increased 53% in the first half of Fiscal 2012 to $319 million from $209 million in the prior year period, and the retail operating margin was 19.1%, 240 basis points greater than the first half of Fiscal 2011. The higher retail operating income and the expansion in margin rate are a result of strong comparable store sales growth and broad-based profit improvement at domestic and Asian retail formats. The improved retail segment profitability was partially offset by cost of goods inflation and incremental expenses related to global retail expansion, including recently transitioned South Korean operations.

—
Licensing Operating Income. Licensing operating income increased 8% to $30 million from $27 million in the second quarter of Fiscal 2011, primarily due to higher domestic apparel product royalties and lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

First half 2012 licensing operating income rose 7% to $55 million from $51 million in the prior year period, primarily due to higher domestic apparel product royalties and lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2012 grew 14% to $233 million from $205 million last year. Net income per diluted share rose 18% to $2.46 per share from $2.09 last year.  The growth in net income and diluted EPS results for the second quarter of Fiscal 2012 principally relates to the higher operating income discussed above, as the effective tax rate of 33% was essentially equivalent to the prior year period.

Net income for the first six months of Fiscal 2012 increased 28% to $418 million from $326 million last year. Net income per diluted share of $4.35 in the first six months of Fiscal 2012 was 32% greater than the $3.30 earned in the prior year period. The growth in net income and diluted EPS results for the first half of Fiscal 2012 principally relates to the higher operating income discussed above that was partially offset by an effective tax rate of 33% compared to 31% in the prior year period.  The higher effective tax rate in the first six months of Fiscal 2012 primarily reflects the favorable effect of certain discrete tax items in the prior year period.

Second Quarter Fiscal 2012 Balance Sheet Review

The Company ended the second quarter with $979 million in cash and investments, or $606 million in cash and investments net of debt ("net cash"), compared to $997 million in cash and investments and $712 million in net cash at the end of the second quarter of Fiscal 2011.  During the second quarter, the Company repurchased approximately 0.8 million shares of Class A Common Stock, utilizing $92 million of its authorized share repurchase programs, and has approximately $579 million remaining under such programs. The Company had $53 million in capital expenditures in the second quarter, compared to $55 million in the prior year period. The second quarter ended with inventory up 35% to $988 million from $733 million in the second quarter of last year. The higher inventory is primarily attributable to new operations and new merchandise categories, such as South Korea, home textiles, international e-commerce and Denim & Supply; an investment to support anticipated sales growth, including the early receipt of goods to support expanded strategic merchandising programs and incremental inventory to support new stores and concession shops; and the inflationary and foreign exchange impact on cost of goods.

Global Retail Store Network

The Company ended the second quarter of Fiscal 2012 with 374 directly operated stores, comprised of 103 Ralph Lauren stores, 59 Club Monaco stores, 197 Polo factory stores and 15 Rugby stores. The Company also operated 522 concession shop locations worldwide at the end of the second quarter. In addition to Company-operated locations, international licensing partners operated 57 Ralph Lauren stores and 45 dedicated concession shops as well as 55 Club Monaco stores at the end of the second quarter.

Fiscal 2012 Outlook

In the third quarter of Fiscal 2012, the Company expects consolidated revenues to increase at a low-teens rate. Wholesale revenues are expected to grow at a mid-single digit rate in the third quarter and retail sales are projected to increase by a high-teens rate. The Company expects the operating margin from continuing operations for the third quarter of Fiscal 2012 to be approximately 300 basis points below that in the comparable prior year period, primarily due to cost of goods inflation, channel mix and continued investment in business expansion.

Due to the stronger-than-expected second quarter performance, the Company now expects consolidated revenues for Fiscal 2012 to increase at a high-teens-to-low 20% rate, which compares to a prior expectation of mid-to-high teens growth. The Company has also raised its operating margin outlook for Fiscal 2012. The full year operating margin from continuing operations is now estimated to be down 50 basis points from the prior year period, which compares to a prior expectation of a 50-100 basis point decline and reflects the anticipated impact of cost of goods inflation and continued investment in strategic growth initiatives.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, November 9, 2011, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 719-325-4804. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal Year 2012 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, November 9, 2011 through 1:00 P.M. Eastern, Tuesday, November 15, 2011 by dialing 719-457-0820 and entering passcode 1862154.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 44 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements are made concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the global economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations, the price of raw materials and labor costs), the possible adverse impact of changes in import restrictions and other risks associated with the Company’s international operations, such as violations of laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including trade and labor restrictions and related laws; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts; changes in the Company’s effective tax rates or credit profile and ratings within the financial community; the impact of the downgrade by Standard & Poor’s (“S&P”) on the credit rating of the United States and the risk of further downgrades by S&P or other credit agencies on the credit rating of the United States; risks associated with the Company’s distribution and global information technology systems; the loss of key personnel; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	October 1,	April 2,	October 2,
	2011	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$407.7	$453.0	$435.9
Short-term investments	477.9	593.9	500.4
Accounts receivable, net of allowances	633.5	442.8	523.3
Inventories	988.4	702.1	732.5
Income tax receivable	5.9	57.8	1.7
Deferred tax assets	103.6	92.1	98.7
Prepaid expenses and other	156.9	136.3	151.5

Total current assets	2,773.9	2,478.0	2,444.0

Non-current investments	93.8	83.6	61.1
Property and equipment, net	833.5	788.8	716.4
Deferred tax assets	75.5	76.7	139.0
Goodwill	1,024.5	1,016.3	999.7
Intangible assets, net	378.6	387.7	372.0
Other assets	148.6	150.0	142.8

Total assets	$5,328.4	$4,981.1	$4,875.0

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$100.0	$-	$-
Accounts payable	190.0	141.3	190.0
Income tax payable	123.1	8.9	59.7
Accrued expenses and other	709.3	681.8	634.8

Total current liabilities	1,122.4	832.0	884.5

Long-term debt	273.7	291.9	285.2
Non-current liability for unrecognized tax benefits	160.2	156.4	151.3
Other non-current liabilities	388.2	396.1	381.5

Total liabilities	1,944.5	1,676.4	1,702.5

Equity:
Common stock	1.2	1.2	1.2
Additional paid-in-capital	1,529.4	1,444.7	1,303.0
Retained earnings	3,816.0	3,435.3	3,222.2
Treasury stock, Class A, at cost	(2,210.1)	(1,792.3)	(1,545.4)
Accumulated other comprehensive income	247.4	215.8	191.5

Total equity	3,383.9	3,304.7	3,172.5

Total liabilities and equity	$5,328.4	$4,981.1	$4,875.0

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	October 1,	October 2,
	2011	2010

Wholesale Net Sales	$995.5	$826.8
Retail Net Sales	861.3	658.8

Net Sales	1,856.8	1,485.6

Licensing Revenue	47.8	46.5

Net Revenues	1,904.6	1,532.1

Cost of Goods Sold (a)	(826.0)	(644.2)

Gross Profit	1,078.6	887.9

Selling, General & Administrative Expenses (a)	(720.3)	(574.3)
Amortization of Intangible Assets	(7.5)	(6.2)
Total Operating Expenses	(727.8)	(580.5)

Operating Income	350.8	307.4

Foreign Currency Gains (Losses)	1.8	2.2

Interest Expense	(6.4)	(4.4)

Interest and Other Income, Net	2.4	1.6

Equity in Income (Loss) of Equity-Method Investees	(1.1)	(0.8)

Income Before Provision for Income Taxes	347.5	306.0

Provision for Income Taxes	(114.0)	(100.8)

Net Income	$233.5	$205.2

Net Income Per Share - Basic	$2.53	$2.15

Net Income Per Share - Diluted	$2.46	$2.09

Weighted Average Shares Outstanding - Basic	92.2	95.5

Weighted Average Shares Outstanding - Diluted	94.9	98.0

Dividends declared per share	$0.20	$0.10

(a) Includes total depreciation expense of:	$(48.5)	$(40.2)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	October 1,	October 2,
	2011	2010

Wholesale Net Sales	$1,668.5	$1,349.8
Retail Net Sales	1,674.8	1,251.3

Net Sales	3,343.3	2,601.1

Licensing Revenue	87.7	84.3

Net Revenues	3,431.0	2,685.4

Cost of Goods Sold (a)	(1,390.9)	(1,085.3)

Gross Profit	2,040.1	1,600.1

Selling, General & Administrative Expenses (a)	(1,392.6)	(1,106.3)
Amortization of Intangible Assets	(14.6)	(12.2)
Total Operating Expenses	(1,407.2)	(1,118.5)

Operating Income	632.9	481.6

Foreign Currency Gains (Losses)	(2.0)	1.4

Interest Expense	(12.5)	(8.9)

Interest and Other Income, Net	6.6	3.4

Equity in Income (Loss) of Equity-Method Investees	(3.0)	(2.0)

Income Before Provision for Income Taxes	622.0	475.5

Provision for Income Taxes	(204.4)	(149.5)

Net Income	$417.6	$326.0

Net Income Per Share - Basic	$4.49	$3.38

Net Income Per Share - Diluted	$4.35	$3.30

Weighted Average Shares Outstanding - Basic	93.1	96.4

Weighted Average Shares Outstanding - Diluted	95.9	98.9

Dividends declared per share	$0.40	$0.20

(a) Includes total depreciation expense of:	$(96.8)	$(80.2)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended October 1, 2011 and October 2, 2010 for each segment were as follows:

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net revenues:
Wholesale	$995.5	$826.8	$1,668.5	$1,349.8
Retail	861.3	658.8	1,674.8	1,251.3
Licensing	47.8	46.5	87.7	84.3
Total Net Revenues	$1,904.6	$1,532.1	$3,431.0	$2,685.4

Operating Income (Loss):
Wholesale	$246.5	$238.0	$397.6	$345.6
Retail	146.0	105.4	319.1	209.1
Licensing	29.7	27.4	54.9	51.1
	422.2	370.8	771.6	605.8
Less:
Unallocated Corporate Expenses	(71.4)	(63.4)	(138.7)	(124.2)
Total Operating Income	$350.8	$307.4	$632.9	$481.6

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended October 1, 2011 % Change		Six Months Ended October 1, 2011 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores (a)	5%	0%	9%	3%
Factory Stores	14%	12%	17%	14%
Club Monaco	24%	24%	20%	20%
RalphLauren.com	25%	25%	26%	26%
Total	13%	11%	16%	13%

(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		% Change
	October 1, 2011	October 2, 2010	As Reported	Constant Currency
Wholesale Net Sales	$995.5	$826.8	20.4%	17.3%
Retail Net Sales	861.3	658.8	30.7%	27.1%
Net Sales	1,856.8	1,485.6	25.0%	21.6%
Licensing Revenue	47.8	46.5	2.8%	1.9%
Net Revenue	$1,904.6	$1,532.1	24.3%	21.0%

	Six Months Ended		% Change
	October 1, 2011	October 2, 2010	As Reported	Constant Currency
Wholesale Net Sales	$1,668.5	$1,349.8	23.6%	20.2%
Retail Net Sales	1,674.8	1,251.3	33.8%	29.7%
Net Sales	3,343.3	2,601.1	28.5%	24.7%
Licensing Revenue	87.7	84.3	4.0%	2.9%
Net Revenue	$3,431.0	$2,685.4	27.8%	24.1%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262